Exhibit 10.3
EXECUTION VERSION
BIOVAIL CORPORATION
EMPLOYMENT AGREEMENT
J. MICHAEL PEARSON
          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of June 20, 2010 by and between Biovail Corporation (the “Company”), Biovail Laboratories International SRL (“BLS”) and J. Michael Pearson, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”) and shall be effective as of the “Effective Date” (as hereinafter defined).
RECITALS
          WHEREAS, the Company, Biovail Americas Corp., a wholly owned subsidiary of the Company, Beach Merger Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Valeant Pharmaceuticals International (“Valeant”) have entered into an Agreement and Plan of Merger, dated as of June 20, 2010 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Valeant (the “Merger”) and, as a result of which, Valeant will become a wholly-owned subsidiary of the Company; and
          WHEREAS, as a material incentive for the Company and Valeant to execute the Merger Agreement, and subject to the consummation of the Merger, Executive has agreed to be employed by the Company and by BLS, effective as of the Effective Date (as defined below), subject to the terms and provisions of this Agreement.
          Now, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.	Effective Date; Term; Effect on Other Agreements.
(a)	Effective as of the consummation of the Merger (the “Effective Date”), the Company and BLS agree to employ Executive and Executive agrees to be employed by each of the Company and BLS on the terms and conditions set forth in this Agreement. If for any reason the Merger Agreement is terminated and the Merger is not consummated, this Agreement shall be null and void and of no force and effect.

(b)	The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be, in respect of the Company, for the period commencing on the Effective Date, and in respect of BLS, commencing on the date that the board of managers of BLS (the “BLS Board”) has determined that Executive has established his principal residence in Barbados and is legally entitled to be employed in Barbados pursuant to relevant Barbados law, and ending in respect of both the Company and BLS on February 1, 2014. Not later than 120 days prior to the expiration of the Employment Term, the parties to this Agreement shall either commence negotiations in good faith regarding the terms of a new employment agreement or new agreements to take effect at the expiration of the Employment Term, or, if any party does not intend to enter into a new agreement or agreements to be effective following the Employment Term, notify each other party of such intent. For the avoidance of doubt, Executive shall not be entitled to payments pursuant to Section 9 of this Agreement by reason of the Company and/or BLS electing to not enter into a new agreement or agreements with Executive following the Employment Term.

(c)	As of the Effective Date, Executive’s Amended and Restated Executive Employment Agreement with Valeant, dated as of March 23, 2010 (the “Existing Agreement”), shall be superseded in its entirety by this Agreement, and the Existing Agreement shall thereupon have no further force and effect, except as otherwise provided herein.
2.	Employment. During the Employment Term:
(a)	Employment by the Company. Executive shall be employed as Chief Executive Officer of the Company. In addition, effective as of the Effective Date, Executive shall be selected by the Board of Directors of the Company (the “Board”) as director of the Company. For as long as Executive is employed by the Company as the Chief Executive Officer, the Company shall nominate Executive for reelection to the Board. At the time of his termination of employment with the Company for any reason, Executive shall resign from the Board if requested to do so by the Company. In addition, Executive agrees to resign from the Board, effective upon the earlier of (1) the date the Board determines the Board’s nominees for election as directors at the 2012 annual general meeting of shareholders, if at that Board meeting, Executive’s re-nomination as a director has not been approved by at least 70% of the directors then in office excluding Executive, and (2) the date of the first meeting of the Board following the 2012 annual meeting of shareholders if at that Board meeting, Executive has not been elected to continue in his capacity as Chief Executive Officer by the affirmative vote of at least 70% of the directors then in office excluding Executive. Executive shall not receive any compensation in addition to the compensation described in Sections 3, 4, 5 and 6 of this Agreement for serving as a director of the Company.

(b)	Employment by BLS. As soon as possible following the Effective Date, Executive shall endeavor to obtain such permission and approval as required by relevant law to be entitled to live and work in Barbados and shall establish his principal residence in Barbados. Upon the BLS Board being satisfied that such permission has been obtained and such principal residence established, Executive shall also be employed by BLS as the President of BLS, with his permanent office at BLS’s headquarters in Barbados.

(c)	Executive shall report directly to the Board in his capacity of CEO of the Company, and directly to the BLS Board in his capacity as President of BLS. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

(d)	Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote reasonable attention and time to the business and affairs of the Company and of BLS to the extent necessary to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of both the Board and the BLS Board. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(e)	Executive shall be subject to and shall abide by each of the personnel policies applicable and communicated in writing to senior executives, including but not limited to any policy the Company or BLS adopts restricting hedging investments in Company equity by Company or BLS executives.
3.	Annual Compensation.
(a)	Responsibilities of the Company and BLS. Executive, in his capacity as an employee of both the Company and BLS, shall be entitled to receive, in the aggregate, the total amounts described in this Section 3, and in Sections 6 and 9 (if relevant), and any other relevant provision of this Agreement, and acknowledges that such entitlement shall be satisfied whether such amounts are paid by BLS, by the Company or by a combination of BLS and the Company. For each year during the Employment Term, the Company and BLS shall agree as to their respective obligations (as between them) in respect of (i) Executive’s annual compensation (as described in this Section 3), (ii) the costs and expenditures relating to the rights described in Sections 4 and 5, (iii) the costs and expenditures relating to benefits described in Section 6 (except to the extent that responsibility is expressly allocated in Section 6), and (iv) if relevant, the costs and expenditures described in Section 9, in light of, in each case, the relative time and energy devoted by Executive to his respective responsibilities with the Company and BLS. For greater certainty, the failure of the Company and BLS to come to any such agreement shall in no way affect Executive’s aggregate entitlements under any Section of this Agreement.
(b)	Base Salary. The Company and BLS agree to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of $1,500,000 (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to Company and BLS executives. Such Base Salary shall be reviewed at least annually by the Board or by the Compensation Committee of the Board (the “Committee”) and the BLS Board, and may be increased at the discretion of the Committee and the BLS Board, but not decreased.

(c)	Performance Bonus.
(1)	For each fiscal year of the Company ending during the Employment Term, beginning with the 2011 fiscal year, Executive shall be eligible to receive a target annual cash bonus of 100% of the Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Base Salary, payable in accordance with the Company’s customary practices applicable to bonuses paid to Company and BLS executives. Executive shall be entitled to a 2010 annual cash bonus as determined by the Compensation Committee of the Board and the BLS Board, payable in accordance with the customary practices applicable to bonuses paid to Company and BLS executives, provided that such bonus shall be no less than an amount representing a pro rata bonus based on performance of Valeant from January 1, 2010 to the Effective Date, as determined by the Compensation Committee of the Board of Directors of Valeant prior to the Effective Date and communicated to the Committee.

(2)	Beginning with the 2011 fiscal year, any annual cash bonus will be based on performance by Executive, the Company and BLS based on performance targets to be established by the Board or the Committee and the BLS Board on or before March 31 of the applicable calendar year.
4.	Treatment of Outstanding Equity Awards.
(a)	Options and Time-Based RSUs. Except as provided herein, each of Executive’s stock options and time-based restricted stock unit awards relating to shares of Valeant common stock which were outstanding immediately prior to the Effective Date, shall be converted, as of the Effective Date, into a similar award relating to shares of the Company’s common stock, pursuant to the terms and conditions set forth in the Merger Agreement. Without limiting the generality of the foregoing, unless and solely to the extent modified by this Agreement, each such award shall, after the Effective Date, otherwise remain subject to the same terms and conditions as were in effect with respect to such award immediately prior to the Effective Date, as set forth in the Existing Agreement and/or the agreement evidencing such award, including in connection with any termination of employment, except that to the extent all or a portion of Executive’s Option, Matching Share Units, 2009 Option, or Additional Matching Units (each as defined in the Existing Agreement) would otherwise have become vested and exercisable by reason of consummation of the Merger, Executive agrees to waive such treatment

(notwithstanding anything in the Merger Agreement to the contrary) and, in lieu thereof, such awards shall continue to vest in accordance with their normal terms, subject to acceleration in accordance with Section 9 and 10 hereof.
(b)	Performance-Based RSUs. The parties acknowledge and agree that, notwithstanding the provisions of the Merger Agreement, Executive’s outstanding Performance Share Units and Long-Term Performance Units (each as defined in the Existing Agreement) shall be adjusted as follows in connection with the transactions contemplated by the Merger Agreement (capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement):
(1)	Each Performance Share Unit outstanding immediately prior to the Pre-Merger Special Dividend Time and prior to the Effective Time shall represent, immediately after the Pre-Merger Special Dividend Time, the right to receive, on the same terms and conditions as were applicable to the Performance Share Units immediately prior to the Pre-Merger Special Dividend Time (but taking into account paragraphs (4), (5) and (6) below), (1) the same number of shares of Valeant Common Stock underlying the Performance Share Units (the “PSU Shares”), plus (2) an amount of cash equal to the product of the Pre-Merger Special Dividend multiplied by the number of shares of Valeant Common Stock underlying the Performance Share Units (such product, the “PSU Dividend Equivalent Amount”).

(2)	Each Long-Term Performance Unit outstanding immediately prior to the Pre-Merger Special Dividend Time shall represent, immediately after the Pre-Merger Special Dividend Time, the right to receive, on the same terms and conditions as were applicable to the Long-Term Performance Units immediately prior to the Pre-Merger Special Dividend Time (but taking into account paragraphs (4) and (6) below), a number of shares of Valeant Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to the Long-Term Performance Units immediately prior to the Pre-Merger Special Dividend Time by the Pre-Merger Special Dividend Adjustment Ratio (the “Long-Term PSU Shares”).

(3)	Each Performance Unit and Long-Term Performance Unit outstanding immediately prior to the Effective Time shall represent, immediately after the Effective Time, the right to receive, on the same terms and conditions as were applicable under such award following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time (but taking into account paragraphs (4), (5) and (6) below), a number of shares of Company common stock, rounded down to the nearest whole share, determined by multiplying (I) in the case of Performance Units, the number of PSU Shares by the Equity Award Exchange Ratio (and, for the avoidance of doubt, the right to receive an amount in cash equal to the PSU Dividend Equivalent Amount) and (II) in the case of Long-Term Performance Units, the number of Long-Term PSU Shares by the Equity Award Exchange Ratio.

(4)	To the extent all or a portion of Executive’s Performance Units or Long-Term Performance Units would otherwise have vested (or had performance goals or criteria measured) by reason of consummation of the Merger, Executive agrees to waive such vesting (or measurement) and, in lieu thereof, such awards shall continue to vest (and be measured) in accordance with their normal terms, subject to acceleration in accordance with Section 9 and 10 hereof.

(5)	Performance Share Units, as adjusted hereby, shall be payable without regard to the condition relating to Valeant’s receipt of the Second Tranche Private Letter Ruling referred to in Section 4(c)(x) of the Existing Agreement.

(6)	All applicable performance criteria in effect with respect to Performance Share Units and Long-Term Performance Units shall be equitably adjusted to reflect the Pre-Merger Special Dividend Adjustment Ratio and the Equity Award Exchange Ratio.
(c)	Executive shall be subject to the following provisions with respect to the net number of shares of Company common stock (“Shares”) acquired or otherwise held by Executive in respect of his equity awards relating to shares of Valeant common stock (collectively, the “Existing Equity Awards”), after subtracting any such Shares (or, in the case of any such awards exercised or settled prior to the Effective Date, shares of Valeant common stock) withheld in payment of tax withholding obligations applicable to the exercise or settlement of such awards (“Net Shares”), as if a “Change in Control” (as defined in the Existing Agreement) had not occurred upon consummation of the Merger:
(1)	Option. Executive shall not be permitted to surrender Shares to the Company as payment for the exercise price of the Option (as defined in the Existing Agreement). Executive may satisfy any tax withholding obligation with respect to the Option by having Shares withheld by the Company that would otherwise be issued upon exercise of the Option. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of the Net Shares acquired upon exercise of the Option until February 1, 2014, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;

(2)	Performance Share Units. Executive may satisfy any tax withholding obligation with respect to the Performance Share Units by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Performance Share Units. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Performance Share Units until February 1, 2014, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;

(3)	Matching Share Units, Annual Bonus Share Units and 2008 RSU Grant. Executive may satisfy any tax withholding obligation with respect to the Matching Units, Annual Bonus Share Units and 2008 RSU Grant (each as defined in the Existing Agreement) by having Shares withheld by the Company that would otherwise be distributed upon settlement of such awards. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Matching Share Units, Annual Bonus Share Units and 2008 RSU Grant until February 1, 2014, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;

(4)	2009 Option. Executive shall not be permitted to surrender Shares to the Company as payment for the exercise price of the 2009 Option (as defined in the Existing Agreement). Executive may satisfy any tax withholding obligation with respect to the 2009 Option by having Shares withheld by the Company that would otherwise be issued upon exercise of the 2009 Option. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of the Net Shares acquired upon exercise of the 2009 Option until February 1, 2014, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in

Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;
(5)	Long-Term Performance Units. Executive may satisfy any tax withholding obligation with respect to the Long-Term Performance Units by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Long-Term Performance Units. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Long-Term Performance Units until February 1, 2014, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason;

(6)	Additional Matching Units. Executive may satisfy any tax withholding obligation with respect to the Additional Matching Units (as defined in the Existing Agreement) by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Additional Matching Units. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any Net Shares acquired upon settlement of the Additional Matching Units until February 1, 2014, or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason; and

(7)	Permitted Transfers of Net Shares. Notwithstanding the foregoing restrictions that do not permit Executive to surrender, sell, assign, transfer or otherwise dispose of Shares and Net Shares in respect of Existing Equity Awards, Executive is permitted to transfer Shares in respect of Existing Equity Awards without penalty under the following circumstances: Executive may contribute Shares and Net Shares to a limited partnership where all partners are members of Executive’s family (“Family Limited Partnership”) or Grantor Retained Annuity Trust (“GRAT”) or like-vehicle, provided that the Family Limited Partnership, GRAT or like-vehicle (x) does not allow the Shares and Net Shares to be surrendered, sold, assigned, transferred or otherwise disposed of during the applicable restricted period with respect to such Shares or Net Shares, and (y) in the case of a GRAT, Executive shall at all times remain the trustee of the GRAT, and (z) in the case of a Family Limited Partnership or such like vehicle Executive retains “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act (as defined below)) of such Shares or Net Shares.
5.	Long-Term Compensation.
(a)	2010 Long-Term Performance Units. As soon as possible after the Effective Date and subject to any required shareholder approval, provided that the Company will seek any required approval prior to the Effective Date, the Company shall grant to Executive 486,114 performance-based restricted share units (the “2010 Long-Term Performance Units”) under the Biovail 2007 Equity Compensation Plan, which shall vest as follows, provided that, except as otherwise specifically set forth in Section 9 of this Agreement, Executive is employed by the Company on such vesting date:
(1)	Partial Vesting Share Price. If at November 1, 2013, February 1, 2014 or May 1, 2014, the Adjusted Share Price (as defined below) is greater than the Threshold Share Price (as defined below) and less than the Full Vesting Share Price (as defined below), Executive shall vest in a proportionate number of 2010 Long-Term Performance Units, such number to be determined based on the mathematical interpolation between the number of 2010 Long-Term Performance Units which would vest at the Threshold Share Price and the Full Vesting Share Price and based on the applicable percentage set forth in paragraph (2) below.
(2)	Full Vesting Share Price. If at November 1, 2013, February 1, 2014 or May 1, 2014, the Adjusted Share Price equals the Full Vesting Share Price (as defined below), Executive shall vest in 25%, 75% and 100% respectively of the 2010 Long-Term Performance Units (less any 2010 Long-Term Performance Units that had previously vested pursuant to paragraph (1) above and this paragraph (2)).

(3)	2010 Long-Term Performance Units that could have been vested under either of paragraphs (1) or (2) that do not become vested on November 1, 2013, February 1, 2014, or May 1, 2014, may become vested on November 1, 2014, February 1, 2015, or May 1, 2015, respectively, based upon the Adjusted Share Price on the applicable measurement date, provided that, except as otherwise specifically set forth in Section 9 of this Agreement, Executive is employed by the Company on such applicable vesting date. Any 2010 Long-Term Performance Units that are not vested as of May 1, 2015 shall be immediately forfeited.

(4)	Subject to paragraph (5) below, the Company will deliver to Executive a number of Shares equal to the number of 2010 Long-Term Performance Units that become vested pursuant to this Section 5(a) on the date that is the earlier of February 1, 2019 and Executive’s termination of employment (or, if required by Section 11 of this Agreement, the date that is six months and one day following Executive’s termination of employment).

(5)	Executive may satisfy any tax withholding obligation with respect to the 2010 Long-Term Performance Units by having Shares withheld by the Company that would otherwise be distributed upon settlement of the 2010 Long-Term Performance Units. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of any 2010 Net Shares (as defined below) acquired upon settlement of the 2010 Long-Term Performance Units until February 1, 2014 or, if sooner: (A) upon a Change in Control (unless immediately following such Change in Control Executive serves as Chief Executive Officer of the ultimate parent entity resulting from such Change in Control); (B) upon termination of employment by reason of death or Disability; or (C) upon Executive’s termination of employment without Cause or for Good Reason. For purposes of this Section 5(a), “2010 Net Shares” shall mean the net number of Shares acquired by Executive upon settlement of the 2010 Long-Term Performance Units after subtracting any such Shares withheld by the Company in payment of tax withholding obligations applicable to such settlement. Notwithstanding the foregoing restrictions that do not permit Executive to surrender, sell, assign, transfer or otherwise dispose of Shares and Net Shares, Executive is permitted to transfer Shares and 2010 Net Shares without penalty under the circumstances described in Section 4(c)(7) hereof.

(6)	“Adjusted Share Price” means the sum of (i) the average of the closing prices of Shares during the 20 consecutive trading days ending on the day prior to the specified measurement date (“Average Share Price”); and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the grant date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date. The Adjusted Share Price and Average Share Price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.

(7)	“Threshold Share Price” means the Adjusted Share Price equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 45%, as measured from a base price of $13.37 over a measurement period from February 1, 2011 to the applicable measurement date. Such base price shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments (such price, as adjusted, the “Base Price”).

(8)	“Full Vesting Share Price” means the Adjusted Share Price equal to an Annual Compound TSR of 60%, as measured from the Base Price over a measurement period from February 1, 2011 to the applicable measurement date.

(9)	Notwithstanding the foregoing vesting provisions of the 2010 Long-Term Performance Units, if on any date between the Effective Date and February 1, 2014, the closing price per Share (“Per Share Price”) on such date exceeds $71.65, then Executive shall vest in the 486,114 2010 Long-Term Performance Units that could have been earned under paragraph (2) above; provided, however, that Executive is employed by the Company on such vesting date. The Per Share Price specified herein shall be subject to equitable adjustment to reflect stock splits, stock dividends and other capital adjustments.

(10)	The Company shall enter into a restricted share unit award agreement with Executive for the above grant of 2010 Long-Term Performance Units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in Valeant’s standard form of performance-based restricted share unit award agreement.
(b)	Ongoing Grants. Executive shall be eligible to receive, solely in the discretion of the Board or the Committee, additional annual equity grants during the Employment Term.
6.	Other Benefits.
(a)	Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and BLS, and made available to employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans and including the Barbados Benefits Plan and Expatriate Benefits Plan. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company and BLS generally.

(b)	Executive Benefits. Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company and BLS for the purpose of providing compensation and/or benefits to comparable executive employees of the Company or BLS including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company and BLS. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.

(c)	Fringe Benefits and Perquisites. Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company and BLS to their senior executives. In addition, during the Employment Term, the Company shall provide Executive with (or reimburse Executive for the cost of) life insurance in the face amount of $10,000,000, subject to Executive’s insurability and Executive taking steps reasonably requested by the Company to obtain such insurance, if required. In connection with the services provided by Executive to BLS in Barbados and his residency therein, substantially consistent with the arrangements implemented with respect to the individual serving as chief executive officer of the Company as of the date hereof: (1) Executive shall receive $100,000 for expenses relating to Executive’s relocation to Barbados; (2) BLS shall provide for the lease of appropriate accommodations in Barbados for Executive; (3) during Executive’s employment with BLS, BLS shall pay Executive a monthly car allowance, in an amount sufficient to cover the lease and insurance costs of an automobile selected and leased by Executive in Barbados; (4) Executive shall have access to the Company’s jet as needed and Executive’s spouse and children shall be permitted to accompany Executive on trips as deemed as appropriate, with the understanding that the foregoing may result in taxable income to Executive; (5) the Company and/or BLS shall reimburse Executive for costs incurred by Executive in connection with tax preparation furnished by such advisors as chosen by Executive; (6) BLS shall reimburse Executive for all legal expenses incurred by Executive in connection with his immigration status and/or right to work in Barbados, to be furnished by such advisors as chosen by the Company; and (7) the Company and/or BLS shall provide security personal to Executive on terms mutually agreed by the parties.
(d)	Business Expenses. Upon submission of proper invoices in accordance with the Company’s and BLS’ normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses (including travel in first-class) incurred by him in connection with the performance of his duties hereunder. Such reimbursement shall in no event occur later than March 15 of the year following the year in which the expenses were incurred.

(e)	Office and Facilities. Upon becoming employed by BLS, Executive shall be provided with an appropriate permanent office at BLS’ headquarters in Barbados, with such permanent secretarial and other support facilities as are commensurate with Executive’s status with the Company and BLS, which facilities shall be adequate for the performance of his duties hereunder. Executive shall be provided with similar temporary facilities in the Company’s other offices to the extent he visits such offices in his capacity as CEO of the Company. At all times and without exception in Executive’s capacity as President of BLS, Executive shall not perform any activities for or on behalf of BLS from any Company facility outside of Barbados, or otherwise outside of Barbados except for occasional and customary visits to customers, prospective business partners, advisors, and suppliers, occasional meetings with affiliates of BLS providing services to BLS regarding such services, or to attend conferences or similar public functions relevant to Executive’s role and responsibilities as President of BLS.

(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, pursuant to the following:
(1)	Executive shall be entitled to annual vacation in accordance with the policies as periodically established by the Board for senior executives of the Company, which shall in no event be less than four weeks per year;

(2)	in addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board and the BLS Board in their discretion may determine. Further, the Board and the BLS Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as they may in their discretion determine; and

(3)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s and BLS’ policies as in effect from time to time.

(g)	Travel Expenses. Executive shall be entitled to be reimbursed for travel expenses for Executive’s spouse to accompany Executive on one business trip per year.
7.	Termination. Executive’s employment with the Company and BLS hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company and BLS for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code. For the avoidance of doubt, unless otherwise agreed with Executive, any termination of Executive’s employment by the Company pursuant to this Agreement shall automatically result in termination of employment with BLS, and any termination of Executive’s employment by BLS pursuant to this Agreement shall automatically result in termination of employment with the Company.
(a)	Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 9(b) hereof.

(b)	Disability. The Company and BLS may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains Disabled, subject to the payment by the Company and BLS to Executive of the benefits provided in Section 9(b) hereof. For purposes of this Agreement, “Disability” shall mean Executive’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for two or more periods of ninety (90) consecutive days each in any three hundred and sixty (360) day period, as determined by a physician with no history of prior dealings with the Company, BLS, or Executive, as reasonably agreed upon by the Company, BLS, and Executive. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s and BLS’ policies for similarly-situated executives.

(c)	Cause. The Company and BLS may terminate Executive’s employment for “Cause,” effective as of the date of the Notice of Termination (as defined in Section 8 below) and as evidenced by a resolution adopted in good faith by a majority of the independent members of the Board and the BLS Board (in both cases, excluding Executive), subject to the payment by the Company to Executive of the benefits provided in Section 9(a) hereof. “Cause” shall mean, for purposes of this agreement: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company or BLS; (3) material violation of Company or BLS policies and directives, which is not cured after written notice and an opportunity for cure; (4) continued refusal by Executive to perform his duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by Executive of any material covenants to the Company or BLS. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by Executive in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company and/or BLS. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company (including BLS), and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company and BLS may suspend, with pay, Executive upon Executive’s indictment for the commission of a felony as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

(d)	Without Cause. The Company and BLS may terminate Executive’s employment without Cause. The Company and/or BLS shall deliver to Executive a Notice of Termination (as defined in Section 8 below) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company and/or BLS shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company and/or BLS, as applicable, of the benefits provided in either Section 9(c) or Section 9(d) hereof, as may be applicable.
(e)	Good Reason. Executive may terminate his employment for Good Reason (as defined below) by delivering to the Company and BLS Notices of Termination (as defined in Section 8 below) not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company and BLS shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company and BLS of the benefits provided in either Section 9(c) or 9(d) hereof, as may be applicable. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in Subsections (i) through (iii) hereof which are not cured by the Company and BLS (if applicable) (if susceptible to cure by the Company) within thirty (30) days after the Company and BLS have received written notices from Executive within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive. For the avoidance of doubt, no act or omission occurring prior to the Effective Date or contemplated by the Merger Agreement (including Executive ceasing to be the Chairman of Valeant’s Board of Directors) shall constitute Good Reason.
(1)	Diminution of Responsibility. (A) any material reduction in his duties or responsibilities as in effect immediately prior thereto, (B) removal of Executive from the position of Chief Executive Officer of the Company or President of BLS, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason, or (C) any failure to re-nominate Executive to the Board (including by reason of the failure to obtain any supermajority approval of directors as provided for in Section 2(a) hereof); or

(2)	Compensation Reduction. Any reduction in Executive’s base salary or target bonus opportunity; or

(3)	Company Breach. Any other material breach by the Company or BLS of any material provision of this Agreement.
(f)	Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company and BLS Notices of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company and BLS shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company and BLS to Executive of the benefits provided in Section 9(a) hereof through the last day of such notice period.
8.	Notice of Termination. Any purported termination by the Company, BLS or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

9.	Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits, it being understood that a termination by the Company, by

BLS or by both BLS and the Company shall be considered a single termination for the purposes of this section and Executive shall in no case have any right to receive any amounts described in this Section more than once:
(a)	Termination by the Company and/or BLS for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company and/or BLS for Cause or by Executive without Good Reason, the Company and BLS shall pay Executive all amounts earned or accrued hereunder through the termination date, including:
(1)	any accrued and unpaid Base Salary;

(2)	reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company or BLS for the period ending on the termination date;

(3)	any accrued and unpaid vacation pay;

(4)	any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;

(5)	equity and incentive awards, to the extent previously vested, shall be paid or delivered to Executive in accordance with the terms of such awards; and

(6)	any amount or benefit as provided under any benefit plan or program (the foregoing items in Sections 9(a)(1) through 9(a)(5) being collectively referred to as the “Accrued Compensation”).
(b)	Termination by the Company and BLS for Disability or By Reason of Death. If Executive’s employment is terminated by the Company and BLS for Disability or by reason of Executive’s death, the Company and BLS shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and, Executive shall be entitled to the following benefits:
(1)	The Company and BLS shall pay to Executive within sixty (60) days following the termination date, any bonus earned but unpaid in respect of any fiscal year preceding the termination date;

(2)	The Company shall deliver to Executive, on the date that is six months and one day following Executive’s termination date (or, if sooner, Executive’s death), Shares in respect of the Annual Bonus Share Units and the 2008 RSU Grant described in Sections 3(b)(ii) and 4(a), respectively, of the Existing Agreement;

(3)	The Company shall deliver to Executive, as soon as practicable (but in no event more than sixty (60) days) following Executive’s termination date, Shares in respect of the Matching Share Units described in Section 4(d) of the Existing Agreement;

(4)	The Option described in Section 4(b) of the Existing Agreement shall vest in full and remain exercisable for one year following Executive’s termination date (but in no event beyond the expiration of the Option term);

(5)	The 2009 Option described in Section 4(f) of the Existing Agreement shall vest in full and remain exercisable for one year following Executive’s termination date (but in no event beyond the expiration of the 2009 Option term);

(6)	The performance measures applicable to each of the Performance Share Units described in Section 4(c) of the Existing Agreement, the Long-Term Performance Share Units described in Section 4(g) of the Existing Agreement, and the 2010 Long-Term Performance Units set forth in Section 5(a) hereof, will be applied as though the termination date were the end of the measurement period (but in the case of the Long-Term Performance Share Units, in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards (provided that no pro ration shall be applied to Performance Share Units or Long-Term Performance Share Units). The Company shall deliver Shares in respect of vested units in respect of each such award (including previously vested units that have not been delivered), if any, and cash in respect of Performance Share Units described in Section 4(c) of the Existing Agreement, as provided in the Merger Agreement, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units in respect of such awards unvested as of the termination date shall be forfeited, it being understood that if Executive’s termination is prior to February 1, 2011, the 2010 Long-Term Performance Units shall be forfeited in their entirety; and

(7)	The Company shall deliver Shares in respect of vested Additional Matching Units described in Section 4(h) of the Existing Agreement that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all Additional Matching Units unvested as of the termination date shall be forfeited.
(c)	Termination by the Company and/or BLS Without Cause or by the Executive for Good Reason Other Than in Connection with a Change in Control. If Executive’s employment by the Company and/or BLS shall be terminated by the Company without Cause or by the Executive for Good Reason, either prior to a Change in Control or more than twelve (12) months following a Change in Control, then, subject to Section 15(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 9(c).
(1)	The Company and BLS shall pay to Executive any Accrued Compensation through the end of the notice period provided for in Section 7(e) hereof;

(2)	The Company and BLS shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(3)	The Company and BLS shall pay to Executive a bonus or incentive award in respect of the fiscal year in which Executive’s termination date occurs, as though he had continued in employment until the payment of bonuses by the Company and BLS to its executives for such fiscal year, in an amount equal to the product of (A) the bonus or incentive award that Executive would have been entitled to receive (x) based on actual achievement against the stated performance objectives through the date of termination or (y) assuming that the applicable performance objectives for such year were achieved at “target”, whichever is less, and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365. Any bonus or incentive award payable to Executive under this subsection (3) shall be paid in the calendar year commencing immediately following the date of his termination of employment, but in no event later than March 15 of such following year;
(4)	The Company and BLS shall pay Executive as severance pay, in lieu of any further compensation for the periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 11), equal to the sum of (A) two (2) times Executive’s Base Salary and (B) $3.0 million;

(5)	The Company and BLS shall provide Executive self-insured coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination;

(6)	The Company shall deliver to Executive, on the date that is six months and one day following Executive’s termination date, Shares in respect of the Annual Bonus Share Units and the 2008 RSU Grant described in the Existing Agreement;

(7)	The Option and the 2009 Option shall become fully vested and Executive shall have three months following the termination date to exercise vested 2009 Options (but in no event beyond the expiration of the respective terms of such options);

(8)	The performance measures applicable to each of the Performance Share Units described in Section 4(c) of the Existing Agreement and the Long-Term Performance Share Units described in Section 4(g) of the Existing Agreement will be applied as though the termination date were the end of the measurement period (but in the case of the Long-Term Performance Share Units, in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards (provided that no pro ration shall be applied). The Company shall deliver Shares in respect of vested units in respect of each such award (including previously vested units that have not been delivered), if any, and cash in respect of Performance Share Units described in Section 4(c) of the Existing Agreement, as provided in the Merger Agreement, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units in respect of such awards unvested as of the termination date shall be forfeited;

(9)	With respect to the 2010 Long-Term Performance Units set forth in Section 5(a) hereof, if Executive’s termination date is after February 1, 2011, the performance measures applicable to any unvested units will be applied as though the termination date were the end of the measurement period, with the number of units calculated in a manner consistent with the respective vesting provisions applicable to those awards; provided, however, that in the event Executive is entitled to benefits pursuant to this Section, only a pro rata portion of such calculated units will vest upon termination based on the number of completed months elapsed from February 1, 2011 to the date of termination divided by 36 months. The Company shall deliver Shares in respect of vested units (including previously vested units that have not been delivered), if any, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units as of the termination date shall be forfeited, it being understood that if Executive’s termination date is prior to February 1, 2011 the 2010 Long-Term Performance Units shall be forfeited;
(10)	The Company shall deliver Shares in respect of vested Additional Matching Units described in Section 4(h) of the Existing Agreement that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all other Additional Matching Units as of the termination date shall be forfeited; and

(11)	The Company shall deliver shares in respect of vested Matching Units described in Section 4(d) of the Existing Agreement that have not been delivered, if any, as soon as practicable following the Executive’s termination date (subject to any delay required by Section 11) , any Matching Units scheduled to vest on such date shall vest on Executive’s termination date, and all other Matching Units as of the termination date shall be forfeited.
(d)	Termination by the Company and/or BLS Without Cause or by Executive for Good Reason Following a Change in Control. If Executive’s employment by the Company and/or by BLS shall be terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control (as defined in Section 10 below), then in lieu of the amounts due under Section 9(c) above and subject to the requirements of Section 15(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 9(d).
(1)	The Company and BLS shall pay Executive any Accrued Compensation through the end of the notice period provided for in Section 7(e) hereof;

(2)	The Company and BLS shall pay Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(3)	The Company and BLS shall pay to Executive an amount equal to the bonus or incentive award that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had he continued in employment until the end of such fiscal year, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 11), calculated as if all performance targets and goals (if applicable) had been fully met at the “target” level by the Company, BLS, and by Executive, as applicable, for such fiscal year, multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365;

(4)	The Company and BLS shall pay Executive as severance pay and in lieu of any further Base Salary for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 11), equal to three (3) times the sum of (A) Executive’s Base Salary and (B) the Target Bonus;

(5)	The Company and BLS shall provide Executive with self-insured coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination;

(6)	Annual Bonus Share Units and the 2008 RSU Grant shall be payable, in the Company’s and BLS’ discretion, in either cash or in shares of the acquiring entity, on the date that is six months and one day following Executive’s termination date. Notwithstanding the above, the Annual Bonus Share Units and the 2008 RSU Grant shall be payable in shares of the acquiring entity only if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such shares are payable;

(7)	If the Option and the Matching Share Units are not cancelled in connection with a Change in Control in exchange for a cash payment (as set forth in Section 10), each outstanding Option and Matching Share Unit will vest, the Option will remain exercisable for one year following the termination date (but not beyond the Option term), and each Matching Share Unit will be settled as soon as practicable (but in no event more than sixty (60) days) following the termination date;

(8)	The 2009 Option shall become fully vested and, if not cancelled in connection with a Change in Control in exchange for a cash payment (as set forth in Section 10), then the 2009 Option will remain exercisable for one year following the termination date (but not beyond the 2009 Option term);

(9)	The Company shall deliver Shares in respect of vested Additional Matching Units described in Section 4(h) of the Existing Agreement that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all other Additional Matching Units as of the termination date shall be forfeited;

(10)	The performance measures applicable to each of the Performance Share Units described in Section 4(c) of the Existing Agreement and the Long-Term Performance Share Units described in Section 4(g) of the Existing Agreement will be applied as though the termination date were the end of the measurement period (but in the case of the Long-Term Performance Share Units, in no event shall the measurement period be less than one year) and the units will vest in a manner consistent with the respective vesting provisions applicable to those awards (provided that no pro ration shall be applied). The Company shall deliver Shares in respect of vested units in respect of each such award (including previously vested units that have not been delivered), if any, and cash in respect of Performance Share Units described in Section 4(c) of the Existing Agreement, as provided in the Merger Agreement, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other units in respect of such awards unvested as of the termination date shall be forfeited;

(11)	With respect to the 2010 Long-Term Performance Units set forth in Section 5(a) hereof, if Executive’s termination date is after February 1, 2011, the performance measures applicable to any unvested units will be applied as though the termination date were the end of the measurement period, with the number of units calculated in a manner consistent with the vesting provisions of Section 5(a); provided, however, that in the event Executive is entitled to benefits pursuant to this Section, only a pro rata portion of such calculated units will vest upon termination based on the number of completed months elapsed from February 1, 2011 to the date of termination divided by 36 months. The Company shall deliver Shares in respect of vested units (including previously vested units that have not been delivered), if any, on Executive’s termination of employment (subject to any delay required by Section 11 of this Agreement), and all other 2010 Long-Term Performance Units unvested as of the termination date shall be forfeited, it being understood that if Executive’s termination date is prior to February 1, 2011 the 2010 Long-Term Performance Units shall be forfeited; and

(12)	Executive shall not be required to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
10.	Change in Control.
(a)	For purposes of this Agreement, a “Change in Control” shall mean any of the following events, but shall not include the Merger:
(1)	the date any one person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or more than one person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)) acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons (other than from the Company), ownership of stock of the Company possessing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(2)	the date a majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election;

(3)	the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

(4)	the consummation of the sale of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 10, solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. Also, a Change in Control shall not be deemed to occur pursuant to this Section 10 if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations.
(b)	Upon the occurrence of a Change in Control, at the election of the Company, the Options and the Matching Share Units shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs (minus, in the case of Options, the applicable exercise price per share) or, (ii) converted into options or units, as applicable, in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.
(c)	Upon the occurrence of a Change in Control, all outstanding 2009 Options shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs (minus the applicable exercise price per share) or, (ii) converted into options in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.

(d)	Upon the occurrence of a Change in Control, any Additional Matching Units that had vested, but had not been delivered, prior to the Change in Control shall, at the election of the Company, either be (i) delivered as Shares, or (ii) cancelled in exchange for a cash payment for the vested Additional Matching Units based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs, or (iii) delivered as shares of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (iii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.
11.	Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

12.	Records and Confidential Data.
(a)	Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company and BLS will make available to Executive, or Executive will have access to,

certain Confidential Information (as defined below) of the Company, BLS and their affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or BLS or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company, BLS, and their affiliates.
(b)	Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company or BLS, will not be used other than in connection with Executive’s discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

(c)	Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s or BLS’ written request, Executive will return to the Company and BLS (as applicable) all written Confidential Information which has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to each of the Company and BLS a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 12(c).

(d)	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, BLS, and their affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company, BLS, or their affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligation’s shall not extend to (i) information which is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information which is required to be disclosed by law or legal process.

(e)	Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.
13.	Covenant Not to Solicit and Not to Compete.
(a)	Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and BLS, Executive agrees, during the term of this Agreement and for a period of twelve (12) months after Executive’s cessation of employment with the Company and/or BLS, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company or BLS. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or BLS to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 13(a) are reasonable and desirable to protect the Confidential Information of the Company, BLS, and their affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)	Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company, BLS and their affiliates, Executive agrees, during the term of this Agreement and for a period of twelve (12) months after Executive’s cessation of employment with the Company or BLS during the Employment Term pursuant to Section 7(c) or 7(f) hereof, not to engage in Prohibited Activities (as defined below). For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that develops, manufactures, markets and/or distributes (directly or indirectly) prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, oncology or hepatology; provided, that Prohibited Activities shall not mean Executive’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities. Executive agrees that the covenants contained in this Section 13(b) are reasonable and desirable to protect the Confidential Information of the Company, BLS, and their affiliates.
(c)	It is the intent and desire of Executive and the Company and BLS that the restrictive provisions of this Section 13 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 13 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete there from the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(d)	Executive’s obligations under this Section 13 shall survive the termination of the Employment Term.
14.	Remedies for Breach of Obligations under Sections 12 or 13 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 12 or 13 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 12 or 13 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company and BLS, or in any other manner authorized by law.

15.	Miscellaneous.
(a)	Successors and Assigns.
(1)	This Agreement shall be binding upon and shall inure to the benefit of the Company and BLS, their successors and permitted assigns and the Company and BLS shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and BLS would be required to perform if no such succession or assignment had taken place. The Company and BLS may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and BLS, as applicable. The term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company or BLS, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(2)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.

This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(b)	Fees and Expenses. The Company and BLS shall pay all reasonable legal and financial advisory fees and related expenses, up to a maximum amount of $50,000 in the aggregate, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(c)	Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Executive shall be directed to the Executive at his primary home address with a copy sent by overnight delivery to Lawrence Cagney, Debevoise & Plimpton, 919 3rd Avenue, New York, NY 10022; and provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Committee. Notices to BLS shall be directed to the Chairman of the Board of BLS with a copy to the Chief Operating Officer of BLS and a copy to the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)	Indemnity Agreement. The Company and BLS agree to indemnify and hold Executive harmless to the fullest extent permitted by applicable law, as in effect at the time of the subject act or omission. In connection therewith, Executive shall be entitled to the protection of any insurance policies which the Company or BLS elect to maintain generally for the benefit of the Company’s and BLS’ directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or BLS. This provision shall survive any termination of the Employment Term.

(e)	Withholding. The Company and BLS shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company and BLS, in their sole and absolute discretions, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(f)	Release of Claims. The termination benefits described in Sections 9(c) and 9(d) of this Agreement shall be conditioned on Executive delivering to the Company and BLS, and failing to revoke, a signed release of claims in the form of Exhibit A hereto within twenty-one days following Executive’s termination date; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company and BLS under Section 15(d) of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

(g)	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company and BLS. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.
(h)	Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company, BLS, and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) available arbitrators and an arbitrator will be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company and/or BLS may have against Executive, or Executive may have against the Company and/or BLS and/or their related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 15(h) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 12 or 13 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in or around Morristown, New Jersey unless otherwise mutually agreed. The Company and BLS shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in his sole discretion, provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company, BLS or Executive).

(i)	Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between the Executive and the Company and/or BLS. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company and/or BLS shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(j)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(k)	No Conflicts. Executive represents and warrants to the Company and BLS that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder.

(l)	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Existing Agreement (except as provided herein).
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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

BIOVAIL CORPORATION
By:	/s/ Mark Durham
Name: Mark Durham Title: Senior Vice President, Human Resources & Shared Services

BIOVAIL LABORATORIES INTERNATIONAL SRL
By:	/s/ Sir Louis Tull
Name: Sir Louis Tull Title: Manager

EXECUTIVE
By:	/s/ J. Michael Pearson
	Name:	J. MICHAEL PEARSON

EXHIBIT A
[Subject to Revision]
FORM OF RELEASE AGREEMENT
          THIS RELEASE AGREEMENT (the “Release”) is made as of this [ ] day of , [ ], 201_, by and between J. Michael Pearson (“Executive”), Biovail Corporation (the “Company”) and Biovail Laboratories International SRL ( “BLS”).
          FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive, the Company and BLS entered into on June 20, 2010, (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company and BLS, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed, under the Section [9(c)][ 9(d)] of the Employment Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, BLS’ documents of formation or bylaws, or pursuant to the Employment Agreement; (c) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company or of BLS; (d) Executive’s ability to bring appropriate proceedings to enforce the Release, or (e) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company, BLS and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of his employment with the Company, BLS or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company, BLS or any of the Releasees.
          Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees. Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to:                                         . The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company and BLS, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

          Executive agrees never to seek reemployment or future employment with the Company, BLS or any of the other Releasees.
          It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company, BLS or any of the other Releasees, by whom liability is expressly denied. The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company, BLS or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release. The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
          The Release shall inure to the benefit of and be binding upon the Company, BLS and their respective successors and assigns.
          IN WITNESS WHEREOF, Executive, the Company and BLS have executed the Release as of the date and year first written above.

[EXECUTIVE]	BIOVAIL CORPORATION

BIOVAIL LABORATORIES INTERNATIONAL SRL